EXHIBIT 10.29

KAR Holdings, Inc.

Annual Incentive Program

Summary of Terms

KAR Holdings, Inc. Annual Incentive Program

Summary of Terms

The following is a summary of the KAR Holdings, Inc. Annual Incentive Program. Any awards under the Program are subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors of KAR Holdings, Inc. (the “Company”). The Committee may designate an executive officer of the Company to act on its behalf. The Committee has all final authority with respect to administration and interpretation of the Program.

Purpose of the Program

The purpose of the Program is to reward eligible employees of the Company with incentive compensation based on their contributions toward meeting and exceeding overall Company goals.

Eligibility

Key employees of the Company may participate in the Program as determined by the Committee.

Performance Period

Each performance period under the Program will be one year in duration and will coincide with the Company’s fiscal year (January 1 – December 31).

Awards

Your award is tied to your personal performance as well as the financial performance of the Company or your particular business unit, division, region or individual site during the performance period. Your award opportunity is expressed as a percentage of your base salary, which typically will be determined at the end of the performance period.

Your award is tied to specific “threshold,” “target” and “superior” performance goals. The “threshold” is the minimum performance goal that must be met before any award is earned. Your “target” opportunity represents the award amount you will receive if the Company meets its targeted financial and, if applicable, non-financial goals. Your actual award opportunities at threshold, target and superior levels of performance are set forth in your personalized incentive compensation statement. Your award is conditioned on satisfactory performance of your job responsibilities.

Performance Goals and Targets

Through the annual planning process, performance goals and targets are established. The performance goals and targets chosen for the Company, each business unit, division, region and site reflect the Company’s strategy, competitive situation, and market potential. Your award may be weighted on a combination of the overall performance of the Company, your business unit, division, region or site. Your actual performance goals and goal definitions are included with your personalized incentive compensation statement materials.

Funding of the Program

It is important to note that the Program is designed to be self-funding. That is, when the target financial performance goals for the Company, each business unit, division, region and site are established for the Program year, they include an estimated award payout based on meeting your target performance level. The actual award payout is included in the final determination of financial performance. This method of simultaneously calculating financial performance inclusive of the award payout results in the Program’s self-funding.

Calculation of Awards

In the award calculation your target award opportunity is multiplied by a performance factor. The performance factor is directly related to financial performance relative to the established threshold, target, and superior performance goals. If actual financial results fall between the threshold, target, or superior performance levels, straight-line interpolation will be used to determine the performance factor.

Thus, your award is the product of your target opportunity multiplied by the performance factor and goal weighting.

Your Target Award Opportunity	X	Performance Factor	x	Goal Weighting(s)*	=	Award

(Percent of Salary)				(25% – 100%)

*	Multiple goal weightings will add to 100%.

Payment of Awards

All awards will be paid out in cash, net of applicable withholding taxes. Awards will be paid as soon as practicable after the audited financial results are available for the performance period. It is generally anticipated that payment will be made within ninety days after the performance period ends.

Discretionary Adjustment of Awards

The Committee retains discretion to adjust payouts up or down on a case-by-case basis. Individual award payouts may be adjusted downward due to your personal performance of your job responsibilities. Individual award payouts may be eliminated entirely for noncompliance with corporate policy or controls.

In addition, the Committee may adjust any or all financial goals during performance period to reflect unforeseen, unusual or extraordinary events or circumstances including but not limited to (i) changes in accounting principles or practices, (ii) extraordinary gains or losses on the sale of assets, (iii) new or amended laws or regulations and (iv) acquisitions or divestitures.

The Committee also has the authority to impose such other limitations on awards as it may deem necessary or appropriate.

Prorated Awards

In the event that you are hired by the Company during the performance period, the Company may offer you a prorated award based on the number of months that you are eligible to participate in the Program.

In the event that you transfer between business units or are promoted during the course of a performance period, a prorated award may be earned based on the time you spend in each position.

Termination of Employment

Generally

Generally, upon termination of your employment for any reason, you will forfeit any award that has not been paid.

Retirement, Disability or Death

In the event that your employment is terminated as a result of your retirement (defined below), disability (defined below) or your death, then your award will be prorated based on the number of months you were employed during the performance period prior to the termination of your employment, in accordance with the Program. Payment will be paid as soon as practicable after the audited financial results are available for the performance period. It is generally anticipated that payment will be made within ninety days after the performance period ends. In the event of your death, your award will be paid to your beneficiary or, if no beneficiary is named, to your estate.

For purposes of the Annual Incentive Program, “retirement” shall have the same meaning as set forth under any tax qualified retirement Program maintained by the Company for the benefit of the participant and “disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for the period of time as set forth under the long term disability Program maintained by the Company for the benefit of the participant.

Voluntary Termination or Termination by the Company

In the event that your employment with the Company is terminated voluntarily by you or by the Company, you will forfeit any award that has not been paid, in accordance with the Program.

Termination or Modification of the Program

The Committee may modify or terminate the Program at any time, effective at such date as the Committee may determine.